ANNUAL REPORT
Chevy Chase Auto Receivables Trust 1996-2
$ 321,422,909 5.90% Auto Receivables Backed Certificates
For the Year Ended December 31, 1997




         PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
            DIST        DIST       LOSSES    LOSS %     DELQ.        %
        ____________ ___________ ___________ ________ ____________ _______
 Jan-97   7,555,680   1,580,329       1,985    0.01%    7,153,676    2.28%
 Feb-97   8,072,139   1,543,181      28,341    0.11%    8,726,184    2.85%
 Mar-97   7,811,288   1,503,493      36,218    0.15%    8,920,316    2.99%
 Apr-97   9,197,988   1,465,087     225,491    0.94%    9,809,162    3.40%
 May-97   9,801,733   1,419,864     715,339    3.07%    9,308,858    3.33%
 Jun-97   9,237,597   1,371,672     770,999    3.42%   11,120,110    4.11%
 Jul-97   9,841,687   1,326,254     689,138    3.17%   11,279,350    4.32%
 Aug-97   9,605,874   1,277,865     703,493    3.36%   12,232,211    4.87%
 Sep-97   8,541,938   1,230,636     465,397    2.30%   12,188,845    5.02%
 Oct-97   8,923,985   1,188,639     621,932    3.19%   11,653,309    4.98%
 Nov-97   9,730,995   1,144,762     802,283    4.29%   11,754,043    5.23%
 Dec-97   8,022,880   1,096,918     690,175    3.82%   11,825,122    5.45%
        ____________ ___________ ___________
 Totals 106,343,783  16,148,699   5,750,792

  ** The date represents the month of the Distribution date, the informat is from activity of the previous month.